Exhibit 21.1

Charter Financial Corporation

Subsidiaries of the Registrant

Name	Place of Incorporation	Date
CharterBank	Federally Chartered	2001
Charter Insurance Company	Hawaii	2000
Charter Investments, Inc. (subsidiary of CharterBank)	Georgia	2000